Exhibit 11

One International Place 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

December 31, 2024

Fidelity Puritan Trust

245 Summer Street

Boston, MA 02110

Re:	Reorganization of Fidelity Advisor Equity Value Fund

Ladies and Gentlemen:

We have acted as counsel to Fidelity Puritan Trust, a Massachusetts business trust (the “Trust”), in connection with the transfer of all or substantially all the assets of Fidelity Advisor Equity Value Fund (the “Acquired Fund”), a series of Fidelity Advisor Series I, to Fidelity Value Discovery Fund, a series of the Trust (the “Acquiring Fund” and, collectively with the Acquired Fund, the “Funds”), in exchange for the issuance of shares of beneficial interest of the Acquiring Fund (the “Shares”), and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund, pursuant to the proposed reorganization as described in the form of an Agreement and Plan of Reorganization (the “Agreement”) by and between the Trust, on behalf of the Acquiring Fund, and Fidelity Advisor Series I, on behalf of the Acquired Fund (the “Reorganization”).

In connection with the opinion set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Agreement; the Registration Statement on Form N-14 of the Trust, with respect to the Acquiring Fund (the “Registration Statement”); the Amended and Restated Declaration of Trust of the Trust dated July 30, 2001, as amended; the By-Laws of the Trust dated June 17, 2004; copies of resolutions duly adopted by the Funds’ Boards of Trustees approving the Agreement and the Reorganization; and such Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds’ Boards of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials; officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Funds’ Boards of Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that the Shares registered under the Securities Act, when issued in accordance with the terms described in the Registration Statement and the Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement unless and until we revoke such consent. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP